Exhibit 99.2

August 26, 2010
George C. Zoley, Chairman, Founder & CEO The GEO Group, Inc. One Park Place, Suite 700 621 Northwest 53rd Street Boca Raton, FL 33487	Corporate Headquarters One Park Place, Suite 700 621 Northwest 53rd Street Boca Raton, Florida 33487 tel: 561 999 7305 fax: 561 999 7732
Hand-Delivered	www.geogroup.com wcalabrese@geogroup.com
Dear George:
After much consideration, I have decided to retire from employment with The GEO Group at the end of this calendar year. Effective December 31, 2010, and pursuant to the terms of my Second Amended and Restated Executive Employment Agreement and my Amended Executive Retirement Agreement, I will retire from all offices I may then currently hold, including the offices of President and Chief Operating Officer of The GEO Group, and from all Boards on which I may then currently serve, including The GEO Group’s Board of Directors, and from any and all other boards and offices of subsidiaries and overseas joint venture companies.
When you called me in 1988 and asked if I would fly down to Miami to talk about possible employment, I never could have imagined how important that conversation would prove to be for me and my family. It has been an honor and privilege to work with you over the past 21 years as you have led our company to ever-greater successes and growth.
I am looking forward to spending more time with my family, pursuing many of the interests that have occupied my “hobby time” over the past several years, catching up on my leisure reading, and taking some long-deferred trips with Rhonda to places we have long planned to visit.
I am forever grateful for the opportunity to work with you and our Board members and will never forget the rewarding relationships I have formed with our colleagues and clients. I wish you and the company every success as you continue your vision and leadership over the coming years, and look forward to contributing to that success in whatever way I can in my future capacity as a consultant to the company.
Sincerely,

/s/ Wayne H. Calabrese
Wayne H. Calabrese
Vice Chairman & President The GEO Group, Inc.

Cc   Members of The GEO Group, Inc. Board of Directors